   As filed with the Securities and Exchange Commission on December 15, 1998
                                                      Registration No. 333-64925
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                ----------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                ----------------

                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                           63-0949734
(State or other jurisdiction of                            (I.R.S. employer
incorporation or organization)                           identification number)

                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540
                                 (205) 747-0044
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------
                                DAVID A. ROBERSON
                       HIGHWAY 41 NORTH AND CAVALIER ROAD
                             ADDISON, ALABAMA 35540
                                 (205)-747-0044
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------
                                   Copies to:
                              JOHN B. GRENIER, ESQ.
                         BRADLEY ARANT ROSE & WHITE LLP
                           2001 PARK PLACE, SUITE 1400
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 521-8000
                                ----------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                                   PROSPECTUS

                              CAVALIER HOMES, INC.

                          60,000 SHARES OF COMMON STOCK

         The shares offered hereby are shares of the common stock, par value $0.10 per share (the "Common Stock"), of Cavalier Homes, Inc., a Delaware corporation (the "Company"). The shares are issuable upon the exercise of a warrant to purchase 60,000 shares of Common Stock (the "Warrant") issued to The Suddath Companies (the "Selling Stockholder"). The Warrant was issued originally on October 25, 1996 (the "Belmont Warrant") to the Selling Stockholder by Belmont Homes, Inc., a Mississippi corporation ("Belmont") in connection with the acquisition of Bellcrest Homes, Inc. by Belmont, and was exercisable for shares of Belmont common stock. On December 31, 1997, the Company acquired Belmont by virtue of a merger (the "Merger") of Crimson Acquisition Corp. ("Crimson"), a wholly owned subsidiary of the Company, with and into Belmont pursuant to an Agreement and Plan of Merger by and among the Company, Belmont and Crimson (as amended, the "Merger Agreement"). The Merger Agreement provided that at the effective time of the Merger (the "Effective Time"), the Belmont Warrant would be assumed by the Company and would become a warrant to acquire, on the same terms and conditions as were applicable to the Belmont Warrant prior to the Effective Time, 60,000 shares of the Company Common Stock. The Effective Time occurred on December 31, 1997.

         The Common Stock offered hereby may be offered for resale by the Selling Stockholder, in its sole discretion, from time to time in transactions (which may include block transactions) on the New York Stock Exchange, Inc. (the "NYSE"), in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. No underwriter is being utilized by the Selling Stockholder in connection with the offer and sale of the shares of Common Stock offered hereby. The Selling Stockholder may effect transactions by selling such shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, might be in excess of customary commissions). See "Selling Stockholder" and "Plan of Distribution."

         None of the proceeds from the sale of the shares by the Selling Stockholder will be received by the Company. The Company will, however, receive proceeds from the exercise of the Warrant, if the Warrant is eventually exercised. The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of counsel or other advisors to the Selling Stockholder) in connection with the registration of the Common Stock being offered by the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Common Stock is listed on the NYSE under the symbol CAV. On ____________, 1998, the last sale price reported by the NYSE for the Common Stock was $______ per share.

   SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN FACTORS THAT SHOULD BE
    CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
        COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
            DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
                   ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                                 -------------

               The date of this Prospectus is ______________, 1998

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




                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at the following addresses: Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Website that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of Website is http://www.sec.gov. The Common Stock is listed on the NYSE and reports and other information regarding the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated therein by reference. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected without charge at the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (Commission File No. 1-9792) are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (including the portions of the Company's Proxy Statement for its Annual Meeting of Stockholders held May 20, 1998 that are incorporated by reference therein) (File No. 1-9792).

         (2) The Company's Current Report on Form 8-K dated January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and by Form 8-K/A dated March 17, 1998) (File No. 1-9792).

         (3) The Company's Quarterly Report on Form 10-Q for the quarters ended March 27, 1998, June 26, 1998 and September 25, 1998 (File No. 1-9792).

         (4) The description of the Company's shares of common stock ("Common Stock") contained in the Company's Registration Statement on Form 8-A, filed with the Commission under the Exchange Act on December 9, 1987, as amended by the Company's Form 8-A dated December 16, 1987, and as updated (A) in the Registration Statement on Form S-3, effective June 23, 1993 (File No. 1-9792), to reflect the increase of the number of shares of authorized Common Stock from 5,000,000 shares to 15,000,000 shares, (B) by the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 2, 1994 (File No. 1-9792), reflecting the listing of the Common Stock on the NYSE, (C) under the caption "Proposed Amendment to Certificate of Incorporation" in the Company's Proxy Statement dated March 25, 1997 (File No. 1-9792) to reflect the increase of the number of shares of authorized Common Stock from 15,000,000 to 50,000,000, and (D) under the

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



                  caption "Description of Cavalier Capital Stock" in the Company's Registration Statement on Form S-4, filed with the Commission on December 2, 1997 (Reg. No. 333-41319).

         (5) The description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on October 29, 1996 (File No. 1-9792), and as amended by the Company's Form 8-A filed on November 11, 1996 (File No. 1- 9792).

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference and to be a part of the Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein or contained herein shall be deemed to be modified or superseded to the extent that a statement herein or in a document subsequently incorporated by reference herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide, without charge to each person to whom this Prospectus is delivered, and upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such a request is to be directed to Mr. Michael R. Murphy, Cavalier Homes, Inc., Highway 41 North and Cavalier Road, Addison, Alabama 35540 (telephone number:
(205) 747-0044).

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with any offer to sell or sale of the securities with respect to which this Prospectus is issued and, if given or made, such information or representation must not be relied upon as having been authorized. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date or that there has been no change in the business or affairs of the Company since such date. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state in which any such offer or solicitation would be unlawful.


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective purchasers of the Common Stock offered hereby:

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING BENEFITS OF THE BELMONT MERGER

         On December 31, 1997, Crimson, a Mississippi corporation and a wholly owned subsidiary of the Company, merged with and into Belmont, a Mississippi corporation and also a producer of manufactured housing, and Belmont became a wholly owned subsidiary of the Company. For a more detailed description of Belmont and this transaction, reference is made to the Company's Current Reports on Form 8-K dated August 20, 1997, December 11, 1997 and January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and by Form 8-K/A dated March 17,
1998), and the Company's Registration Statement on Form S-4 filed with the Commission on December 2, 1997 (Reg. No. 333-41319). The acquisition of Belmont will require the consolidation of functions and the integration of departments, systems and procedures, which will present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected, if at all. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, synergies and benefits, there can be no assurance of the extent to which or whether such cost savings, efficiencies, synergies or benefits will be achieved.


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



CYCLICAL AND SEASONAL NATURE OF THE MANUFACTURED HOUSING INDUSTRY

         The manufactured housing industry is cyclical and seasonal and has experienced wide fluctuations in aggregate sales in the past, resulting in the failure of many manufacturing concerns. Consequently, the Company can give no assurance that the industry will not have a change in its cycle, which could have a material adverse effect on the Company's results of operations or financial condition. The market for manufactured homes is affected by many of the same national and regional economic and demographic factors that affect the broader housing industry. Historically, most sectors of the home building industry, including the manufactured housing industry, have been affected by, among other things, changes in general economic conditions, inflation, levels of consumer confidence, employment and income levels, housing demand, availability of alternative forms of housing, availability of financing and the level and stability of interest rates. Sales in the manufactured housing industry are also seasonal in nature, with sales of homes traditionally being stronger in April through October and weaker during the first and last part of the calendar year.

         The Manufactured Housing Institute ("MHI") reported that during the period from 1983 to 1991, aggregate domestic shipments of manufactured homes declined 42% from 295,079 homes to 170,713 homes. According to industry statistics, after a twenty-eight-year low in shipments of homes in 1991, the industry recovered significantly, posting increases in shipments of 24%, 21%, 20%, 12% and 7% for 1992, 1993, 1994, 1995 and 1996, respectively. However, industry statistics reflect a decrease in home shipments of 2.8% for 1997 when compared to 1996. The manufactured housing industry has, over the past several years, experienced increases in both the number of retail dealers and manufacturing capacity, which the Company believes is currently resulting in slower retail turnover, higher dealer inventories and increased price competition. The duration and extent of these developments, and their corresponding impact on the future results of operations and financial condition of the Company, is uncertain at this time. In addition, while seasonality was not a significant factor in the Company's business during the period of 1992 through 1996 when industry shipments were steadily increasing, the decline in shipments in 1997 and the developments mentioned above may signal a return to the industry's more traditional seasonal patterns. As a whole, the industry appears to have improved year-to-date through July 1998, with MHI reporting that industry shipments increased over the same period in 1997 by approximately 4.6%.

LIMITATIONS ON ABILITY TO PURSUE GROWTH STRATEGY

         The Company's growth strategies are to (i) expand its financial services activities, (ii) expand the production and distribution of component parts for manufactured housing, (iii) expand its independent dealer network, and
(iv) pursue additional acquisitions. The Company may also pursue the acquisition or establishment of retail sales centers and the development of manufactured housing communities and franchise dealerships. The Company has recently acquired two retail sales centers. Since 1991, the Company has expanded manufacturing capacity to meet the increase in demand for its manufactured homes. Downturns in shipments in the manufactured housing industry, or a decline in the demand or growth in demand for the Company's homes, could have a material adverse effect on the Company. The Company's ability to execute its strategy will depend on a number of factors, including general economic and industry conditions, its ability to sell to additional independent dealers, the availability of semi-skilled workers in the areas in which the Company's manufacturing facilities are located, the ability of the Company's finance subsidiary, Cavalier Acceptance Corporation ("CAC"), to be competitive and other factors, many of which are beyond the control of the Company. There can be no assurance that the Company's growth strategy will be successful. Further, if the Company's growth strategy is unsuccessful, there can be no assurance that such lack of success will not have a material adverse effect upon the Company's results of operations or financial condition.

UNCERTAINTIES REGARDING RETAIL FINANCING ACTIVITIES

         The Company engages in the business of purchasing retail installment finance loans that have been originated by the Company's independent exclusive dealers. The Company maintains a reserve for estimated credit losses on installment sale contracts owned by CAC to provide for future losses based on the Company's historical loss experience, current economic conditions and portfolio performance. The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate losses realized by CAC will not exceed the Company's loss reserves and have a material adverse effect on the Company's results of operations and financial condition. There

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



also can be no assurance that volatility or a significant change in interest rates will not materially affect CAC's and the Company's business, results of operations or financial condition.

         The Company's strategy currently includes the continued expansion of the financial services segment of its business. Accordingly, the Company may incur additional debt, or other forms of financing, in order to continue to fund such growth. The Company may also engage in other transactions, such as selling or securitizing portions of its installment loan portfolio, that are designed to facilitate the ability of CAC to purchase and/or originate an increased volume of loans and to reduce the Company's exposure to interest rate fluctuations and installment loan losses. In February 1998, the Company entered into such a transaction pursuant to an agreement with another lender providing for the periodic resale of a portion of CAC's loans that meet established criteria. In March of 1998, CAC sold a large portion of its portfolio pursuant to this agreement, and plans to continue to sell parts of its portfolio under this agreement on a periodic basis in the future. No assurance can be given that additional sales will indeed be made under this agreement, however, or that CAC and the Company will be able to realize the expected benefits from the agreement. Further, there can be no assurance that possible additional financing, or the aforementioned transactions involving the Company's installment loan portfolio, will be available on terms acceptable to the Company. If they are not, the Company may be forced to curtail the expansion of its financial services business and to alter its strategies.

LIMITATIONS ON AVAILABILITY OF CONSUMER AND DEALER FINANCING

         Consumer financing for manufactured home purchases is generally provided by third-party lenders. The availability and cost of financing for manufactured home purchasers and dealers is important to the Company's sales and is dependent on financial institutions' lending practices, the strength of the credit markets generally, governmental policies and other conditions, all of which are beyond the Company's control. In addition, in most states, manufactured homes are classified legally and by taxing authorities as personal property rather than real estate. As a result, financing for the purchase of manufactured homes is characterized by shorter loan maturities and higher interest rates, and in certain periods such financing is more difficult to obtain than conventional home mortgages. Unfavorable changes in these factors may have a material adverse effect on the Company's results of operations or financial condition.

POTENTIAL UNAVAILABILITY AND INCREASES IN PRICES OF RAW MATERIALS

         The Company's operating costs may be significantly affected by the availability and pricing of certain raw materials, particularly lumber, gypsum, particle board and insulation. Sudden increases in demand for these construction materials caused by natural disasters or other market forces can greatly increase the costs of materials or limit the availability of such materials. Increases in costs cannot always be reflected immediately in prices and, consequently, may adversely impact profitability. Further, a reduction in the availability of raw materials also may affect a company's ability to meet or maintain production requirements.

CONTINGENT REPURCHASE AND GUARANTY OBLIGATIONS

         It is a customary practice in the manufactured housing industry to enter into repurchase and other recourse agreements with lending institutions which have provided wholesale floor plan financing to dealers. Substantially all of the Company's sales are made to dealers located primarily in the southeast, southwest and midwest regions of the United States pursuant to repurchase agreements with lending institutions. These agreements generally provide for repurchase of the Company's products from the lending institutions for the balance due them in the event of repossession upon a dealer's default. The risk of loss under repurchase agreements is mitigated by the fact that (i) sales of manufactured homes are spread over a relatively large number of independent dealers; (ii) the price the Company is obligated to pay under such repurchase agreements generally declines over the period of the agreement and also declines during such period based on predetermined amounts; and (iii) the Company has been in many cases able to resell homes repurchased from credit sources in the ordinary course of business without incurring significant losses. While the Company has established a reserve for possible repurchase losses, there can be no assurance that the Company will not incur material losses in excess of such reserves in the future.

COMPETITIVE NATURE OF THE INDUSTRY

         The production and sale of manufactured homes is a highly competitive industry, characterized by low barriers to entry and severe price competition. Competition is based primarily on price, product features and quality, reputation for service and quality, depth of field inventory, delivery capabilities, warranty repair service, dealer promotions, merchandising and terms of dealer and retail consumer financing. In addition, the Company competes with other manufacturers, some of which maintain their own retail sales centers, for quality independent dealers. In addition, manufactured homes compete with other forms of low-cost housing, including site-built, prefabricated and modular homes, apartments, townhouses and condominiums. The Company faces direct competition from numerous manufacturers, many of which possess greater financial, manufacturing, distribution and marketing resources. As a result of these competitive conditions, the Company may not be able to sustain past levels of sales or profitability.

RELIANCE ON EXECUTIVE OFFICERS

         The success of the Company's business is highly dependent upon the personal efforts and abilities of the current executive officers of the Company. Specifically, the success of the Company is highly dependent on the efforts of its Chairman of the Board, Barry B. Donnell, its President and Chief Executive Officer, David A. Roberson, and its Vice President, Chief Financial Officer and Secretary-Treasurer, Michael R. Murphy. The loss of the services of one or more of these individuals could have a material adverse effect upon the Company's business. The Company does not have employment or non-competition agreements with any of its executive officers. The Company's continued growth, including the expansion of CAC's business, will depend upon its ability to attract and retain additional experienced management personnel.

DEPENDENCE ON INDEPENDENT DEALERS

         The Company depends on independent dealers for substantially all retail sales of its manufactured homes. Typically only one dealer within a given market area distributes a particular product line of the Company. The industry has recently been experiencing a trend of increasing competition for quality independent dealers, and many manufacturers, some of which had previously not owned their own retail sales centers, have begun aggressive programs to establish their own retail sales centers and/or to purchase independent dealers, including some of the Company's independent dealers. In response to this trend, the Company has recently acquired two retail sales centers, and may continue to pursue the acquisition or establishment of such centers. The Company may also participate in the development of manufactured housing communities and franchise dealerships. While the Company believes that its relations with its independent dealers are generally good, the Company's relationships with its dealers are cancelable on short notice by either party, and there can be no assurance that the Company will be able to maintain these relations, that these dealers will continue to sell the Company's homes or that the Company will be able to attract and retain quality independent dealers.

POTENTIAL ADVERSE EFFECTS OF REGULATIONS

         The Company is subject to a variety of federal, state and local laws and regulations affecting the production, sale and financing of manufactured housing. The National Manufactured Home Construction and Safety Standards Act of 1974, as amended, and regulations promulgated by the U.S. Department of Housing and Urban Development ("HUD") thereunder, impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. Failure to comply with such regulations could expose the Company to a wide variety of sanctions, including closing one or more manufacturing facilities. HUD has promulgated regulations with respect to structural design and wind loads and energy conservation. The Company's operations were not materially affected by the regulations; however, HUD has these matters under continuous review and it cannot be predicted what effect (if any) additional regulations promulgated by HUD would have on the Company or the manufactured housing industry as a whole. In addition, certain components of manufactured homes are subject to regulation by the U.S. Consumer Product Safety Commission. The Company's manufactured homes are also subject to local zoning and housing regulations. A number of states require manufactured home producers to post bonds to ensure the satisfaction of consumer warranty claims. A number of states have adopted procedures governing the installation of manufactured homes. Utility connections are subject to state and local regulation.

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



         The Company is also subject to the Magnuson-Moss Warranty Federal Trade Commission Improvement Act, which regulates the descriptions of warranties on products. The description and substance of the Company's warranties are also subject to a variety of state laws and regulations.

         A variety of federal laws affect the financing of manufactured homes, including the financing activities conducted by CAC. The Consumer Credit Protection Act (Truth-in-Lending) and Regulation Z promulgated thereunder require substantial disclosures to be made in writing to a consumer with regard to various aspects of the particular transaction, including the amount financed, the annual percentage rate, the total finance charge, itemization of the amount financed and other matters and also set forth certain substantive limitations on permissible contract terms. The Equal Credit Opportunity Act and Regulation B promulgated thereunder prohibit credit discrimination against any credit applicant based on certain prohibited bases, and also require that certain specified notices be sent to credit applicants whose applications are denied. The Federal Trade Commission has adopted or proposed various trade regulation rules to specify and prohibit certain unfair credit and collection practices and also to preserve consumers' claims and defenses. The Government National Mortgage Association ("GNMA") specifies certain credit underwriting requirements in order for installment manufactured home sale contracts to be eligible for inclusion in a GNMA program. HUD also has promulgated substantial disclosure and substantive regulations and requirements in order for a manufactured home installment sale contract to qualify for insurance under the Federal Housing Authority ("FHA") program, and the failure to comply with such requirements and procedures can result in loss of the FHA guaranty protection. In addition, the financing activities of CAC may also become subject to the disclosure requirements of the Home Mortgage Disclosure Act. In addition to the extensive federal regulation of consumer credit matters, many states have also adopted consumer credit protection requirements that may impose significant requirements for consumer credit lenders. For example, many states require that a consumer credit finance company such as CAC obtain certain regulatory licenses or permits in order to engage in such business in that state, and many states also set forth a number of substantive contractual limitations regarding provisions that permissibly may be included in a consumer contract, as well as limitations upon the permissible interest rates, fees and other charges that may be imposed upon a consumer. Failure by the Company or CAC to comply with the requirements of federal or state law pertaining to consumer credit could result in the unenforceability of the particular contract for the affected consumer, civil liability to the affected customers, criminal liability and other adverse results.

         There can be no assurance that the Company will not be adversely affected by a failure to comply with any laws or regulations applicable to or affecting the Company.

COMPLIANCE WITH ENVIRONMENTAL LAWS

         The Company's operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies and entities, to impose fines and penalties. The requirements of such laws and enforcement policies have generally become more strict in recent years. Accordingly, the Company can give no assurance that it will not be required to incur response costs, remediation expenses, fines, penalties or other similar damages, expenses or liabilities, or to incur operational shut-downs, business interruptions or similar losses, associated with compliance with environmental laws and enforcement policies that either individually or in the aggregate would have a material adverse effect on the Company's results of operations or financial condition.

LITIGATION

         The Company and its subsidiaries are engaged in various legal proceedings that are incidental to and arise in the course of its business. Certain of the cases filed against the Company and its subsidiaries and companies engaged in businesses similar to it allege, among other things, breach of contract and warranty, product liability, personal injury and fraudulent, deceptive or collusive practices in connection with their businesses. These kinds of suits are typical of suits that have been filed in recent years, and they sometimes seek certification as class actions, the imposition of large amounts of compensatory and punitive damages and trials by jury. The outcome of many of the cases in which the Company is involved or may in the future become involved cannot be predicted with any degree of reliability, and the potential exists for unanticipated material adverse judgments against the Company and its respective subsidiaries.

         In addition, a suit has been filed by three former shareholders (the "Plaintiffs") of Belmont Homes, Inc., an Alabama corporation which originally owned the initial Belmont manufacturing facility ("BHIA"), against BHIA, Belmont (as a successor in interest of BHIA), certain other corporate entities (collectively, the "Other Corporations"), the Estate of Jerold Kennedy (the former President and Chief Executive Officer of Belmont), J. M. Page, and certain other unnamed and unidentified individual officers, employees, agents and directors of BHIA, Belmont and the Other Corporations, alleging breach of fiduciary duties, misrepresentation, deceit, suppression and civil conspiracy. The suit, which was originally filed in the Circuit Court of Madison County, Alabama (Case Number CV 97-2297), was transferred to the Circuit Court of Franklin County, Alabama on May 6, 1998. The Plaintiffs state that they owned a majority of the stock in BHIA and sold such stock in February of 1989. In addition to certain other allegations, the Plaintiffs claim that Mr. Kennedy, along with others who allegedly conspired with him, misrepresented and omitted certain facts to them regarding his attempts to hire a production manager, that Belmont later hired the production manager, and that the Plaintiffs would not have sold their stock in BHIA in the absence of these alleged misrepresentations and omissions. In their complaint, the Plaintiffs request an unspecified amount of compensatory and punitive damages and/or equitable relief, including a constructive trust. The Company is aware that these same plaintiffs have also filed a separate claim against the Estate of Mr. Kennedy in the probate court of Franklin County, Alabama (Case Number 97-051), alleging essentially the same facts and seeking substantial compensatory damages and punitive damages and a constructive trust over the stock in the various Belmont entities owned by Mr. Kennedy's estate. The Company believes that the Plaintiffs' claims against Belmont are without merit and intends to vigorously contest such claims. The outcome of this litigation and its effect on the Company cannot presently be determined, however, and the possibility exists for an adverse resolution of the litigation which could have a material adverse effect on the results of operations and financial condition of the Company in the quarter and year in which any such adverse resolution occurs.

VOLATILITY OF STOCK PRICE

         The Company's Common Stock is traded on the NYSE. The market price of the Company's Common Stock may be subject to significant fluctuations in response to variations in the Company's operating results and other factors affecting the Company specifically and the stock market and the manufactured housing industry generally.


                                   THE COMPANY

GENERAL DESCRIPTION

         The Company, through its wholly owned subsidiaries and their respective divisions, designs, produces and sells manufactured homes and markets its homes in over 30 states through more than 800 independent dealers operating over 1,000 sales centers, including more than 200 independent exclusive dealer locations. The Company currently operates 23 manufacturing facilities. Through CAC, the Company also makes installment sale financing available to qualifying retail customers of its exclusive dealers. The principal executive offices of the Company are located at Highway 41 North and Cavalier Road, Addison, Alabama 35540, and its telephone number is (256) 747-0044.

         For a more detailed description of the Company, including audited and unaudited financial information, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Current Report on Form 8-K dated January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and Form 8-K/A dated March 17, 1998), and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 27, 1998 and June 26, 1998, and subsequent reports filed by the Company pursuant to Section 13(a) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby, which are incorporated herein by reference.


                                 USE OF PROCEEDS

         All of the shares of Common Stock are being offered by the Selling Stockholder. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder. The Company will, however, receive proceeds from the exercise of the Warrant, if the Warrant is eventually exercised.

                               SELLING STOCKHOLDER

         The following table sets forth certain information regarding beneficial ownership of the Common Stock by the Selling Stockholder as of the date of this Prospectus, and the number of shares that may be offered hereby for the account of the Selling Stockholder from time to time. As of the date of this Prospectus, all of the shares beneficially owned by the Selling Stockholder are issuable to the Selling Stockholder upon exercise of the Warrant. The Warrant represents the right of the Selling Stockholder to purchase up to 60,000 shares of Common Stock for approximately $18.34 per share. The Warrant contains customary antidilution provisions requiring adjustment in the exercise price and the number of shares for which the Warrant is exercisable in certain circumstances. The Warrant expires on October 25, 2001. Sales of the Common Stock by the Selling Stockholder are limited by the terms of the Registration Rights Agreement, dated October 25, 1996, between Belmont and the Selling Stockholder, as adopted by operation of law by the Company pursuant to the Merger (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Selling Stockholder may not sell more than 9,000 shares of Common Stock in any 90-day period, except that such amount, to the extent unsold, shall cumulate for subsequent 90-day periods.


Name of Stockholder        Number of Shares          Percent           Number of Shares      Number of Shares
                           Beneficially Owned                           Being Offered       Beneficially Owned
                           Before Offering                                                    After Offering
--------------------------------------------------------------------------------------------------------------
The Suddath Companies      60,000 Shares                *              60,000 Shares         0 Shares

-----------------
*  Less than 1%


         The Selling Stockholder is offering all of the shares of Common Stock beneficially owned by such Selling Stockholder as of the date hereof. Because the Selling Stockholder may sell all or only a portion of the shares of Common Stock offered hereby, and because this offering is not being underwritten, the number of shares of Common Stock that may be owned after the offering, as reflected in the foregoing table, assumes that the Selling Stockholder will offer and sell all the Common Stock offered hereby and will not acquire any other shares of Common Stock.


                              PLAN OF DISTRIBUTION

         The purpose of this Prospectus is to permit the Selling Stockholder to offer for sale and to sell shares of Common Stock at such time and at such prices as it, in its sole discretion, may determine. The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

         The Common Stock is listed on the NYSE under the symbol CAV. It is expected that sales of the shares of Common Stock of the Company hereunder will be made principally in transactions (which may include block transactions) on the NYSE, at the market price then prevailing, although sales also may be made in privately negotiated transactions, or a combination of such methods of sale, and may also be made at fixed prices which may be changed, at prices related to such prevailing market prices, or at negotiated prices. The Company understands that the shares of Common Stock being offered and sold by the Selling Stockholder will not be offered or sold through any underwriter. Sales of shares of Common Stock effected on the NYSE may be effected through licensed broker-dealers who will act as agent for the Selling Stockholder. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, might be in excess of customary commissions).

         The Company is paying all of the expenses of registering the shares of Common Stock of the Company offered hereby under the Securities Act (other than selling discounts, concessions and commissions and fees and expenses of counsel and other advisors to the Selling Stockholder), including filing, printing, legal, accounting and miscellaneous expenses in connection with this offering.

         The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. To the Company's knowledge, there are no agreements, arrangements or understandings between the Selling Stockholder and any broker or dealer with respect to the sale of the Common Stock offered hereby.

         Under applicable rules and regulations of the Commission under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for certain time periods prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder and any person participating in the distribution of the shares of Common Stock offered hereby will be subject to applicable provisions of the Exchange Act and the rules and regulations of the Commission thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholder. All of the foregoing may affect the marketability of such shares.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon by Bradley Arant Rose & White LLP, 2001 Park Place, Suite 1400, Birmingham, Alabama 35203.


                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION (I) BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR (II) TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


















                                Table of Contents

                                                                 Page

Available Information...............................................2
Incorporation of Certain............................................2
       Documents by Reference
Risk Factors........................................................3
The Company.........................................................8
Use of Proceeds.....................................................8
Selling Stockholder.................................................9
Plan of Distribution................................................9
Legal Matters......................................................10
Experts............................................................10





                           --------------------------

                              CAVALIER HOMES, INC.

                           --------------------------

                                  60,000 Shares
                                  Common Stock

                                 $0.10 Par Value

                           --------------------------

                                   Prospectus
                             Dated ___________, 1998



                           --------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the distribution of the securities being registered. All amounts shown are estimates except the Commission registration fee.

                  ITEM                                                              AMOUNT
                  ----                                                              ------
                  SEC Registration fee                                            $  162.62
                  *Printing expenses                                               1,000.00
                  *Legal fees and expenses                                         5,000.00
                  *Accounting fees and expenses                                    1,000.00
                  *Miscellaneous                                                   1,000.00
                                                                                  ---------
                     Total                                                        $8,162.62

-------------
*Estimated

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Amended and Restated By-laws of the Company provide that the Company will indemnify its directors and officers in actions, suits or proceedings (other than derivative actions) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws give the Company the power in its discretion to indemnify any employee or agent of the Company in the same manner as the Company is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws provide that the Company shall indemnify any director or officer of the Company who is a party to any derivative action on behalf of the Company against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and except that no indemnification shall be made in respect of any claim as to which such person shall have been judged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity. The By-laws give the Company the power in its discretion to indemnify any employee or agent of the Company in the same manner as the Company is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws further provide that the Company may purchase and maintain insurance on behalf of its respective directors, officers, employees or agents.

         Section 145 of the Delaware General Corporation Law contains provisions governing the indemnification of directors and officers by Delaware corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action was brought decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the Delaware General Corporation Law.

         A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement must be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, even though less than a quorum, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, or by the stockholders.

         Under the Delaware General Corporation Law, a corporation may pay or reimburse the reasonable expenses incurred by a director or officer who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she was not entitled to be indemnified.

         The indemnification provisions of the Delaware General Corporation Law are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification provided for under the Delaware General Corporation Law continues as to a person who ceases to be a director or officer.

         The Company's Amended and Restated Certificate of Incorporation, as amended ("Certificate"), provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or may be hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware General Corporation Law permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority and as authorized by its By-laws, the Company maintains such insurance on behalf of its directors and officers. The Company also has entered into indemnification agreements with each of its directors and executive officers that provide for advancement of certain expenses and reimbursement for certain liabilities incurred in connection with the performance of their duties.

ITEM 16.          EXHIBITS

         The following is a list of all exhibits filed as a part of this Registration Statement, including those which are incorporated herein by reference.


        Exhibit                          Description
        -------                          -----------
*        3(a)       The Amended and Restated Certificate of Incorporation of
                    Cavalier Homes, Inc. filed as Exhibit 3(a) to Cavalier
                    Homes, Inc.'s Annual Report on Form 10-K for the year ended
                    December 31, 1993, and the amendment thereto, filed as
                    Exhibit 3(b) to Cavalier Homes, Inc.'s Quarterly Report on
                    Form 10-Q for the quarter ended June 27, 1997.

*        3(b)       The Certificate of Designation of Series A Junior
                    Participating Preferred Stock of Cavalier Homes, Inc. as
                    filed with the Office of the Delaware Secretary of State on
                    October 24, 1996 and filed as Exhibit A to Exhibit 4 to
                    Cavalier Homes, Inc.'s Registration Statement on Form 8-A
                    filed on October 30, 1996.

*        3(c)       The Amended and Restated By-laws of Cavalier Homes, Inc.
                    filed as Exhibit 3(d) to Cavalier Homes, Inc.'s Quarterly
                    Report on Form 10-Q for the quarter ended June 27, 1997.

*        4(a)       Rights Agreement between Cavalier Homes, Inc. and
                    ChaseMellon Shareholder Services, LLC, filed as Exhibit 4 to
                    Cavalier Homes, Inc.'s Current Report on Form 8-K dated
                    October 30, 1996.

*        4(b)       Articles four, six, seven, eight and nine of Cavalier Homes,
                    Inc.'s Amended and Restated Certificate of Incorporation, as
                    amended, included in Exhibit 3(a) above.

*        4(c)       Article II, Sections 2.1 through 2.18; Article III, Sections
                    3.1 and 3.2; Article IV, Sections 4.1 and 4.3; Article VI,
                    Sections 6.1 through 6.5; Article VIII, Sections 8.1 and
                    8.2; and Article IX of the Company's Amended and Restated
                    By-laws, included in Exhibit 3(c) above.

*        5          Opinion of Bradley Arant Rose & White LLP as to the legality of the securities being registered, filed as Exhibit 5 to
                    Cavalier Homes, Inc.'s Registration Statement No. 333-64925.

         23(a)      Consent of Deloitte & Touche LLP.

*        23(b)      Consent of Bradley Arant Rose & White LLP (included in
                    Exhibit 5).

         24         Powers of Attorney.

*        99.1       Registration Rights Agreement dated October 25, 1996,
                    between The Suddath Companies and Belmont Homes, Inc., filed as Exhibit 99.1 to Registration Statement No. 333-20477 of
                    Belmont Homes, Inc.

*        99.2       Warrant Agreement dated October 25, 1996, between The
                    Suddath Companies and Belmont Homes, Inc., filed as Exhibit
                    99.2 to Registration Statement No. 333-20477 of Belmont
                    Homes, Inc.

*        99.3       First Amendment to Stock Purchase Agreement dated August 14,
                    1997, between Belmont Homes, Inc. and the former
                    shareholders of Bellcrest Homes, Inc. filed as Exhibit 10.1 to the Current Report on Form 8-K of Belmont Homes, Inc.,
                    filed on September 8, 1997.


----------------------------------
*   Incorporated by reference.



ITEM 17.            UNDERTAKINGS


         (a)        The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                       (i) To include any prospectus required by Section 10
(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on December 14, 1998.

                                                 CAVALIER HOMES, INC.


                                    By:         /s/  DAVID A. ROBERSON
                                          -------------------------------------
                                                     David A. Roberson
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons, in the capacities and on the dates indicated.


                       SIGNATURE                                        TITLE                        DATE
                       ---------                                        -----                        ----

                           *                                    Chairman of the Board           December 14, 1998
-----------------------------------------------------                and Director
                   Barry B. Donnell


                /s/  DAVID A. ROBERSON                       President, Chief Executive         December 14, 1998
-----------------------------------------------------           Officer and Director
                   David A. Roberson                        (Principal executive officer)



                /s/  MICHAEL R. MURPHY                  Chief Financial Officer and Director    December 14, 1998
-----------------------------------------------------         (Principal financial and
                   Michael R. Murphy                             accounting officer)


                           *                                          Director                  December 14, 1998
-----------------------------------------------------
               Thomas A. Broughton, III


                           *                                          Director                  December 14, 1998
-----------------------------------------------------
                      John W Lowe


                            *                                         Director                  December 14, 1998
-----------------------------------------------------
                    Lee Roy Jordan


                            *                                         Director                  December 14, 1998
-----------------------------------------------------
                    Gerald W. Moore


                                                                      Director
-----------------------------------------------------
                A. Douglas Jumper, Sr.


                                                                      Director
-----------------------------------------------------
                     Mike Kennedy

                                INDEX TO EXHIBITS



Exhibit
Number


* 3(a) The Amended and Restated Certificate of Incorporation of Cavalier Homes, Inc. filed as Exhibit 3(a) to Cavalier Homes, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993, and the amendment thereto, filed as Exhibit 3(b) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.
* 3(b) The Certificate of Designation of Series A Junior Participating Preferred Stock of Cavalier Homes, Inc. as filed with the Office of the Delaware Secretary of State on October 24, 1996 and filed as Exhibit A to Exhibit 4 to Cavalier Homes, Inc.'s Registration Statement on Form 8-A filed on October 30, 1996.
*                 3(c)  The Amended and Restated By-laws of Cavalier Homes, Inc.
                  filed as Exhibit 3(d) to Cavalier Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 27, 1997.
* 4(a) Rights Agreement between Cavalier Homes, Inc. and ChaseMellon Shareholder Services, LLC, filed as Exhibit 4 to Cavalier Homes, Inc.'s Current Report on Form 8-K dated October 30, 1996.
* 4(b) Articles four, six, seven, eight and nine of Cavalier Homes, Inc.'s Amended and Restated Certificate of Incorporation, as amended, included in Exhibit 3(a) above.
* 4(c) Article II, Sections 2.1 through 2.18; Article III, Sections 3.1 and 3.2; Article IV, Sections 4.1 and 4.3;
                  Article VI, Sections 6.1 through 6.5; Article VIII, Sections
                  8.1 and 8.2; and Article IX of the Company's Amended and Restated By-laws, included in Exhibit 3(c) above.
*                 5     Opinion of Bradley Arant Rose & White LLP as to the
                  legality of the securities being registered, filed as Exhibit 5 to Cavalier Homes, Inc.'s Registration Statement No. 333-64925.
                  23(a) Consent of Deloitte & Touche LLP.

*                 23(b) Consent of Bradley Arant Rose & White LLP (included in
                  Exhibit 5 ).

                  24    Powers of Attorney.
* 99.1 Registration Rights Agreement dated October 25, 1996, between The Suddath Companies and Belmont Homes, Inc., filed as Exhibit 99.1 to Registration Statement No. 333-20477 of Belmont Homes, Inc.
* 99.2 Warrant Agreement dated October 25, 1996, between The Suddath Companies and Belmont Homes, Inc., filed as Exhibit
                  99.2 to Registration Statement No. 333-20477 of Belmont Homes, Inc.
* 99.3 First Amendment to Stock Purchase Agreement dated August 14, 1997, between Belmont Homes, Inc. and the former shareholders of Bellcrest Homes, Inc. filed as Exhibit 10.1 to the Current Report on Form 8-K of Belmont Homes, Inc., filed on September 8, 1997.


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*   Incorporated by reference.